Exhibit (a)(1)(H)

LETTER TO PARTICIPANTS IN THE INTERNATIONAL PAPER COMPANY SAVINGS PLANS

IMMEDIATE ATTENTION REQUIRED

August 16, 2006

Re: The International Paper Company Savings Plans

Dear International Paper Company Savings Plan Participant:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the International Paper Company Salaried Savings Plan or the International Paper Company Hourly Savings Plan (each, a “Plan”), all or a portion of your individual account is invested in International Paper Company common stock (“International Paper stock”).

The tender offer materials describe an offer by International Paper Company to purchase for cash up to 41,666,667 shares of its common stock, par value $1.00 per share (the “Shares”), at a price not greater than $36.00 nor less than $32.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this letter and the attached “Offer to Purchase.”

As described below, you have the right to instruct State Street Bank & Trust Co. (“State Street”), as trustee of the Plan (“Plan Trustee”), concerning whether to tender Shares attributable to your individual account under the Plan. State Street is the trustee of both the International Paper Company Salaried Savings Plan and the International Paper Company Hourly Savings Plan.

You will need to complete the enclosed Direction Form and return it to the tender offer depositary, Mellon Investor Services (the “Depositary”), in the enclosed return envelope so that it is RECEIVED by midnight, New York City time, on September 6, 2006, unless the tender offer is extended, in which case the deadline for receipt of instructions will be five business days prior to the expiration date of the tender offer, if feasible.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing and submitting the enclosed Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated August 16, 2006 (the “Offer to Purchase”), enclosed with this letter.

IMPORTANT NOTE ON SAVINGS PLAN BLACKOUT PERIOD

As a result of this tender offer, you temporarily will be unable to conduct certain Plan transactions involving International Paper stock during the periods described in the attached BLACKOUT PERIOD NOTICE. The Blackout Period begins at 4:00 P.M., New York City time, on September 6, 2006.

PLEASE READ THE ATTACHED BLACKOUT PERIOD NOTICE CAREFULLY.

BACKGROUND

International Paper Company, a New York corporation (“International Paper” or the “Company”), has made a tender offer to its stockholders to tender up to 41,666,667 Shares for purchase by International Paper at a price not greater than $36.00 nor less than $32.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase (which together with the related Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the “Offer”).

International Paper will select the lowest purchase price that will allow it to purchase 41,666,667 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. Subject to certain limitations and legal requirements, International Paper reserves the right to purchase in the Offer up to an additional 2% of its outstanding Shares (or approximately 9,863,191 Shares) without extending the Offer.

The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of International Paper’s stockholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

APPLICATION OF THE OFFER TO THE INTERNATIONAL PAPER COMPANY SAVINGS PLANS

International Paper’s Offer to Purchase extends to the Shares held by the Plan. As of August 11, 2006, the International Paper Company Salaried Savings Plan had approximately 14,459,778 Shares attributable to participant accounts and the International Paper Company Hourly Savings Plan had approximately 3,469,554 Shares attributable to participant accounts. Only the Plan Trustee can tender these Shares in the Offer.

As a participant under the Plan, you have the right to direct the Plan Trustee whether or not to tender some or all of the Shares attributable to your individual account in the Plan, and at what price to tender such Shares. Unless otherwise required by applicable law, the Plan Trustee will tender Shares attributable to participant accounts in accordance with participant instructions and the Plan Trustee will not tender Shares attributable to participant accounts for which it does not receive timely instructions. Thus, unless otherwise required by applicable law, the Plan Trustee may not exercise its own discretion whether to tender Shares for which no directions are received.

If you do not complete the enclosed Direction Form and return it to the Depositary in the enclosed return envelope on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your Plan account will be tendered.

INVESTMENT OF PROCEEDS

For any Shares in the Plan that are tendered and purchased by International Paper, International Paper will pay cash to the Plan. The Plan Trustee will invest the cash proceeds received with respect to Shares attributable to your account in the Stable Value Fund as soon as administratively possible after receipt of such proceeds. You may then change the investment of such proceeds among the Plan investment funds (subject to the terms of the Savings Plans, including applicable transfer restrictions imposed by the Plan Administrator).

INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN. THE TENDER PROCEEDS PAID TO THE PLAN ARE EXEMPT FROM U.S. FEDERAL INCOME TAX WITHHOLDING.

IT IS YOUR DECISION WHETHER TO TENDER

International Paper’s Board of Directors has approved the Offer. However, none of International Paper, its Board of Directors, the Plan Trustee, the Dealer Managers, the Information Agent or the Depositary for the Offer makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price at which you may choose to tender your Shares. You must make your own decision whether to tender your Shares and, if so, how many Shares to tender and the price at which to tender your Shares.

In doing so, you should read carefully the information in the Offer to Purchase, including International Paper’s reasons for making the Offer. All of International Paper’s directors and executive officers have advised International Paper that they do not intend to tender Shares pursuant to the Offer.

CONFIDENTIALITY

To assure the confidentiality of your decision, the Plan Trustee and its affiliates or agents will tabulate the Direction Forms. Neither the Plan Trustee nor its affiliates or agents will make your individual direction available to International Paper.

DIRECTING THE PLAN TRUSTEE TO TENDER YOUR SHARES

Enclosed is a Direction Form which should be completed and returned to the Depositary (Mellon Investor Services). Please note that the Direction Form indicates how many Shares are attributed to your individual account as of August 11, 2006. However, for purposes of the final tabulation, the Plan Trustee will apply your instructions to the number of Shares attributable to your account as of September 6, 2006, or as of a later date if the Offer is extended.

If you do not properly complete the Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

You will need to make two elections on the Direction Form.

•	First, you will need to specify the percentage of the Shares attributable to your Savings Plan account that you want to tender.

•	Second, you will need to make an election as to the share price at which you agree to tender your Shares to International Paper for purchase. You have two choices:

•	Under Option A, you specify the tender price choosing one of the prices in the range provided in the Offer (i.e., $32.50 to $36.00 per Share).

•	Under Option B, you accept the purchase price determined by International Paper in the Offer which will be in the range of $32.50 to $36.00 per Share.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

As detailed below, when the Plan Trustee tenders Shares on behalf of the Plan, it may be required to tender Shares on terms different from those set forth on your Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreements between International Paper and the Plan Trustee prohibit the sale of Shares to International Paper for less than “adequate consideration” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. The Plan Trustee will determine “adequate consideration” based on the prevailing price of the Shares on the New York Stock Exchange on the date the Shares are tendered by the Plan Trustee (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Shares on such date, (i.e., the closing price of International Paper stock on September 13, 2006), the Plan Trustee may be unable to follow participant directions to tender Shares to International Paper at certain prices within the offered range. The Plan Trustee will tender or not tender Shares as follows:

•	If the prevailing market price is greater than the maximum tender price offered by International Paper ($36.00 per Share), then, notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered.

•	If the prevailing market price is greater than the price at which you direct Shares be tendered under Option A, but within the range of $32.50 to $36.00, the Plan Trustee will follow your direction regarding the percentage of Shares to be tendered, but will increase the price at which such Shares are to be tendered to the lowest tender price that is not less than the prevailing market price.

•	If the prevailing market price is lower than the price at which you direct Shares be tendered under Option A, the Plan Trustee will follow your direction both as to percentage of Shares to be tendered and as to the price at which such Shares are tendered.

•	If the prevailing market price is within or lower than the range of $32.50 to $36.00, and you tendered Shares under Option B, the Plan Trustee will follow your direction regarding the percentage of Shares to be tendered, and will tender your Shares at the lowest tender price that is not less than the prevailing market price.

•	Unless otherwise required by applicable law, the Plan Trustee will not tender Shares for which it has received no direction.

INSTRUCTIONS FOR COMPLETING THE DIRECTION FORM

To properly complete your Direction Form, you must do the following:

(1) ELECT PERCENTAGE OF SHARES TO BE TENDERED (STEP 1 ON THE FORM)

INSERT THE PERCENTAGE (1% to 100%) of Shares attributable to your account on September 6, 2006 that you want to tender for purchase. You must use a whole number.

(2) ELECT SHARE TENDER PRICE (STEP 2 ON THE FORM)

CHECK THE BOX for either Option A or Option B. If you check the box for Option A, you must also check a box to indicate your tender price.

Option A - Shares Tendered at a Price Determined by You

Under this option, you elect the share price at which the percentage of Shares elected in Step 1 will be tendered, subject to the limitations noted above. Check only one tender price box.

Option B - Shares Tendered at Price Determined Pursuant to the Offer

Under this option, you agree that the percentage of Shares elected in Step 1 will be tendered at the Share purchase price, subject to the limitations noted above, to be determined by International Paper in the Offer.

(3) SIGNATURE AND DATE - Sign and date the Direction Form in the space provided.

(4) RETURN DIRECTION FORM - Return the Direction Form in the enclosed return envelope so that it is received by the Depositary at the address on the return envelope (Mellon Investor Services LLC, Attn: Reorganization Dept., P.O. Box 3304, South Hackensack, NJ 07606) not later than midnight, New York City time, on September 6, 2006, unless the Offer is extended, in which case the participant deadline shall be five business days prior to the expiration date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to the Depositary at Mellon Investor Services LLC, Attn: Reorganization Dept., 480 Washington Boulevard, Mail Drop-Reorg, Jersey City, NJ 07310. Directions via facsimile will not be accepted.

Your direction will be deemed irrevocable unless withdrawn by midnight, New York City time, on September 6, 2006, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling JPMorgan Retirement Plan Services at 1-800-345-2345. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from JPMorgan Retirement Plan Services and repeating the previous instructions for directing tender as set forth in this letter.

SAVINGS PLAN TENDER PROCESS

After the deadline above for returning the Direction Form to the Depositary, the Plan Trustee and its affiliates or agents will complete the tabulation of all directions and the Plan Trustee will tender the appropriate number of Shares on behalf of the Plan.

International Paper will then buy all Shares, up to 41,666,667, that were properly tendered through the Offer. If there is an excess of Shares tendered over the exact number desired by International Paper, Shares tendered pursuant to the Offer may be subject to proration, as set forth in Section 1 of the Offer to Purchase. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

For Shares that are purchased by International Paper, the Plan Trustee anticipates that the proceeds will be received seven to 10 business days from the expiration of the Offer and that the allocation of proceeds to Plan accounts will be completed five to seven business days after receipt of these proceeds. You may call JPMorgan Retirement Plan Services at 1-800-345-2345 after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Stable Value Fund invested in other investment options offered under the Plan.

The preferential treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not be afforded to participants in the Plan, regardless of the number of Shares held within their individual accounts. Additionally, the conditional tender of Shares, as described in the Offer to Purchase, will not be afforded to participants in the Plan.

International Paper is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If International Paper becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, International Paper will make a good faith effort to comply with the applicable law. If, after such good faith effort, International Paper cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on International Paper’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct the Plan Trustee to tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender Shares attributable to your individual account under the Plan on the enclosed Direction Form may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

FURTHER INFORMATION

If you require additional information concerning the terms and conditions of the Offer, please call D.F. King & Co., Inc., the Information Agent, toll free at 1-800-487-4870. If you have questions about your individual account in the Plan, please contact JPMorgan Retirement Plan Services, toll free at 1-800-345-2345.

Sincerely,

State Street Bank & Trust Co.

This letter is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation of offers to buy shares of the Company’s common stock will be made only pursuant to the Offer to Purchase and related materials that the Company will send to all its shareowners, including employee shareowners, shortly. Shareowners should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the tender offer prior to making any decisions with respect to the tender offer. The Offer to Purchase and related documents can be found at the SEC’s Web site at http://www.sec.gov, or the Company’s Web site at www.internationalpaper.com, or from the information agent, D.F. King & Co. Inc. These documents can be found on the Company’s internet site at http://www.internationalpaper.com by clicking on the News item referring to the tender offer. In addition, you may access the information on the Company’s intranet site as follows: Log on to My-IP at http://myip.ipaper.com, select “G” from the A-Z menu of IP Web sites, select “Global Compensation,” select “Equity Compensation” and select “Share Repurchase Program,” which is the third bulleted item.

INTERNATIONAL PAPER COMPANY LETTER OF TRANSMITTAL

FOR INTERNATIONAL PAPER COMPANY STOCK HELD IN THE
INTERNATIONAL PAPER COMPANY SAVINGS PLANS

Tender Instruction of International Paper Company Common Stock Held in the International Paper Company Savings Plan.
This form must be received by Mellon Investor Services as depositary for the plan no later than midnight (New York City time) on September 6, 2006.			RESTRICTED AREA DO NOT PRINT AND/OR WRITE IN THIS BLANK
SPACE.

Number of Shares of International Paper Company Common Stock attributable to my International Paper Company Savings Plan account as of August 11, 2006:

Signature: This form must be signed by the Plan Participant exactly as the name appears above or by person(s) authorized to sign on behalf of the Plan Participant by documents transmitted herewith.

X
Signature of Plan Participant	Date	Daytime Telephone #	(Shares of International Paper Company Common Stock)
STEP 1 Percentage of Shares to be Tendered Indicate a percentage (from 1% to 100%):

I wish to instruct State Street Bank & Trust Co., as plan trustee, to tender                     % of the Shares determined as of 4:00 p.m. (New York City time) on September 6, 2006, (unless the Offer is extended) attributable to my International Paper Company Savings Plan account.

STEP 2 Share Tender Price
Check either Option A or Option B below. If you choose Option A, you must also check a box to indicate your tender price.

❑ Option A Shares Tendered at a Price Determined by You

By checking one of the boxes below, you are tendering the percentage of your Shares shown in Step 1 at the price checked. You are also indicating that you understand this action could result in none of your Shares being purchased if the purchase price determined by the Company is less than the price checked below. You may ONLY check one of the boxes below.

Price (in Dollars) per Share Tender price is not to be less than $32.50 or exceed $36.00

❒	$32.50	❒	$33.25	❒	$34.00	❒	$34.75	❒	$35.50
❒	$32.75	❒	$33.50	❒	$34.25	❒	$35.00	❒	$35.75
❒	$33.00	❒	$33.75	❒	$34.50	❒	$35.25	❒	$36.00

OR

❑ Option B Shares Tendered at Price Determined Pursuant to the Offer

By checking this Option, you are tendering the percentage of your Shares shown in Step 1, and are willing to accept the purchase price selected by the Company in accordance with the terms of the offer. This action will maximize the chance of having the
Company purchase your Shares (subject to the possibility of proration). Note this action could result in your receiving a price per share as low as $32.50.

The method of delivery of this document is at the option and risk of the tendering participant. In all cases, sufficient time should be allowed to assure timely delivery.

IF YOU HAVE QUESTIONS OR NEED ASSISTANCE CONCERNING THE TERMS

OF THE OFFER, PLEASE CALL THE INFORMATION AGENT FOR THE OFFER:

D.F. King & Co., Inc.
48 Wall Street New York, New York 10005 1-800-487-4870 (toll-free) 1-212-269-5550 (call collect)

WHERE TO FORWARD YOUR TRANSMITTAL MATERIALS

By Mail:	By Overnight Courier:	By Hand:

Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Dept.	Attn: Reorganization Dept.	Attn: Reorganization Dept.
P.O. Box 3304	480 Washington Boulevard	120 Broadway, 13th Floor
South Hackensack, NJ 07606	Mail Drop–Reorg	New York, NY 10271
Jersey City, NJ 07310

Delivery of this Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery.

RESTRICTED AREA DO NOT PRINT AND/OR WRITE IN THIS BLANK SPACE.

By signing and returning this Instruction Form to Mellon Investor Services LLC (“MIS”), I understand and agree with the following:

•       I am instructing State Street Bank & Trust Co., as plan trustee of the International Paper Company Savings Plan, to tender in the Offer the percentage of Shares of International Paper Company Common Stock, par value $1.00 per share (the “Shares”), indicated on the reverse side of this form that are attributable to my International Paper Company Savings Plan account. I understand that the percentage will be applied to my Shares determined as of 4:00 p.m. (New York City time) on September 6, 2006 (unless the Offer is extended).

•       Please note that the International Paper Company Savings Plan is prohibited by law from selling Shares to the Company for a price that is less than the prevailing market price of the International Paper Company Common Stock. Accordingly, if you elect to tender Shares under Option A at a price that is lower than the closing price of the International Paper Company Common Stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the lowest tender price that is not less than the closing price of the International Paper Company Common Stock on the New York Stock Exchange on the date the Offer expires. If you elect to tender Shares under Option B, your Shares will be tendered at the lowest tender price that is not less than the closing price of the International Paper Company Common Stock on the date the offer expires. If the closing price of the International Paper Company Common Stock on the date of the Offer expires is greater than the maximum price available in the Offer, none of the Shares will be tendered and your tender will be deemed to have been withdrawn.

•       THE DEADLINE FOR MIS AS TABULATOR FOR THE PLAN TO RECEIVE MY TENDER INSTRUCTIONS IS MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 6, 2006, (UNLESS THE OFFER IS EXTENDED BY INTERNATIONAL PAPER COMPANY). IF THE OFFER IS EXTENDED, THE DEADLINE FOR MIS TO RECEIVE MY TENDER INSTRUCTIONS WILL BE EXTENDED TO MIDNIGHT, NEW YORK CITY TIME, FIVE BUSINESS DAYS PRIOR TO THE EXTENDED EXPIRATION DATE FOR THE TENDER OFFER AS PUBLICLY ANNOUNCED BY INTERNATIONAL PAPER COMPANY. MIS MUST RECEIVE MY SIGNED INSTRUCTIONS BY THE APPLICABLE DATE IN ORDER FOR SUCH INSTRUCTIONS TO BE VALID.